
<ARTICLE> 5
<LEGEND>
Registrant is a limited partnership which invests in real estate and real estate joint ventures. In accordance with industry practive, its balance sheet is unclassified. For full information, refer to the accompanying unaudited financial statements.
</LEGEND>

<PERIOD-TYPE>                   3-MOS
<FISCAL-YEAR-END>                          DEC-31-1999
<PERIOD-END>                               MAR-31-1999
<CASH>                                       4,268,759
<SECURITIES>                                         0
<RECEIVABLES>                                  161,621
<ALLOWANCES>                                         0
<INVENTORY>                                          0
<CURRENT-ASSETS>                                     0
<PP&E>                                               0
<DEPRECIATION>                                       0
<TOTAL-ASSETS>                              35,808,011<F1>
<CURRENT-LIABILITIES>                                0
<BONDS>                                              0
<PREFERRED-MANDATORY>                                0
<PREFERRED>                                          0
<COMMON>                                             0
<OTHER-SE>                                  35,370,929<F2>
<TOTAL-LIABILITY-AND-EQUITY>                35,808,011<F3>
<SALES>                                              0
<TOTAL-REVENUES>                             1,072,972<F4>
<CGS>                                                0
<TOTAL-COSTS>                                        0
<OTHER-EXPENSES>                               402,213
<LOSS-PROVISION>                                     0
<INTEREST-EXPENSE>                                   0
<INCOME-PRETAX>                                670,759
<INCOME-TAX>                                         0
<INCOME-CONTINUING>                            670,759
<DISCONTINUED>                                       0
<EXTRAORDINARY>                                      0
<CHANGES>                                            0
<NET-INCOME>                                   670,759
<EPS-PRIMARY>                                     0.07<F5>
<EPS-DILUTED>                                        0

<F1>In addition to cash and receivables, total assets included net investments in real estate of $10,617,923, net investment in unconsolidated partnership of 20,512,649, net deferred expenses of 152,933 and other assets of 94,126.
<F2>Represents partners' capital.
<F3>Liabilities include accounts payable and other liabilities of 437,082.
<F4>Total revenue includes rent of 509,573 equity in earnings of unconsolidated partnership of 508,614 and interest and other revenue of 54,785.
<F5>Represents net income per Unit of limited partnership interest.

